Exhibit 10.1
PERFORMANCE SHARE UNIT AWARD AGREEMENT
     This PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”) is dated and effective as of                     , 2006, by and between Superior Energy Services, Inc. (“Superior”) and                      (the “Participant”).
     WHEREAS, Superior has adopted its 2005 Stock Incentive Plan (the “Plan”), to attract, retain and motivate officers and key employees; and
     WHEREAS, the Compensation Committee (the “Committee”) believes that entering into this Agreement with the Participant is consistent with the purpose for which the Plan was adopted.
     NOW, THEREFORE, in consideration of the services rendered by the Participant, the mutual covenants hereinafter set forth and other good and valuable consideration, Superior and the Participant hereby agree as follows:
     Section 1. The Plan. The Plan, a copy of which has been made available to the Participant, is incorporated by reference and made a part of this Agreement as if fully set forth herein. This Agreement uses a number of defined terms that are defined in the Plan or in the body of this Agreement. These defined terms are capitalized wherever they are used.
     Section 2. Award.
     (a) Superior hereby grants to the Participant an Other Stock Based Award consisting of___ Performance Share Units (the “Units”), subject to the terms and conditions of this Agreement.
     (b) Depending on the Company’s achievement of the performance goals specified in Section 2(c) during the period beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”), the Participant shall be entitled to a payment equal to the value of the Units determined pursuant to Section 2(d) if, except as otherwise provided in Section 3, he remains actively employed with the Company on January 2, 2009.
     (c) The amount paid with respect to the Units shall be based upon the Company’s achievement of the following performance criteria as determined by the Committee: (i) return on invested capital relative to the return on invested capital of the Company’s “Peer Group” listed on Schedule A attached hereto (“Relative ROIC”); and (ii) the Company’s total shareholder return relative to the total shareholder return of the Company’s “Peer Group” listed on Schedule A attached hereto (“Relative TSR”) in accordance with the following matrix:
Relative ROIC

		Performance
Performance Level Compared to Peer Group		Percentage(%)
	Below 40th Percentile	0%
Threshold	40th Percentile	25%
Target	60th Percentile	50%
Maximum	80th Percentile or above	100%

Relative TSR

		Performance
Performance Level Compared to Peer Group		Percentage(%)
	Below 40th Percentile	0%
Threshold	40th Percentile	25%
Target	60th Percentile	50%
Maximum	80th Percentile or above	100%
     The Committee shall adjust the performance criteria to recognize special or non-recurring situations or circumstances with respect to the Company or any other company in the peer group for any year during the Performance Period arising from the acquisition or disposition of assets, costs associated with exit or disposal activities or material impairments that are reported on a Form 8-K filed with the Securities and Exchange Commission.
     (d) The amount payable to the Participant pursuant to this Agreement shall be an amount equal to the number of Units awarded to the Participant multiplied by the product of (i) $100 and (ii) the sum of the Performance Percentages set forth above for the level of achievement of each of the performance criteria set forth in Section 2(c). By way of example, if the Company reached the 40th percentile in Relative ROIC and the 60th percentile in Relative TSR, the sum of the Performance Percentages would be 75% and the amount payable with respect to each Unit would be $75. If Relative ROIC reached the 80th percentile but Relative TSR was below the 40th percentile, the sum of the Performance Percentages would be 100% and the amount payable with respect to each Unit would be $100. Performance results between the threshold, target and maximum levels will be calculated on a pro rata basis. The maximum payout for each Unit is $200.
     (e) Except as provided in Section 3(b), payment of amounts due under the Units shall be made on March 31, 2009. Any amount paid in respect of the Units shall be payable in such combination of cash and Common Stock (with the Common Stock valued at its Fair Market Value) as determined by the Committee in its sole discretion; provided, however, that no more than fifty percent (50%) of the payment may be made in Common Stock. Prior to any payments under this Agreement, the Committee shall certify in writing, by resolution or otherwise, the amount to be paid in respect of the Units as a result of the achievement of Relative ROIC and Relative TSR. The Committee shall not increase the amount payable to the Participant to an amount that is higher than the amount payable under the formula described herein.
     Section 3. Early Termination; Change of Control.
     (a) In the event of the Participant’s termination of employment prior to the end of the Performance Period due to (i) any reason other than voluntary termination by the Participant (other than as permitted under Section 3(a)(iv)) or cause as determined by the Committee in its sole discretion, (ii) death, (iii) permanent and total disability as determined by the Committee in its sole discretion, or (iv) Retirement (as hereinafter defined), the Participant shall forfeit as of the date of termination a number of Units determined by multiplying the number of Units by a fraction, the numerator of which is the number of full months following the date of termination, death, disability or retirement to the end of the Performance Period and the denominator of which is thirty six (36). The Committee shall determine the number of Units forfeited and the amount to be paid to the Participant or his beneficiary in accordance with Section 2(e) based on the performance criteria for the entire Performance Period. As used herein, “Retirement” is defined as the voluntary termination of employment at or after age 55 with at least five years of service and the Participant not, at any time on or before March 31, 2009, accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during Participant’s service with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business, except for any service or assistance that is provided at the request or with the written permission of Superior.
     (b) In the event of a Change of Control, the Participant shall be deemed to have achieved the maximum level for Relative ROIC and Relative TSR in accordance with the terms of the Plan. Payment shall be made to the Participant as soon as administratively practical following the Change of Control, but in no event later than 2.5 months following the end of the year in the such Change of Control occurs.
     Section 4. Miscellaneous.
     (a) Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive grants of Units and that the grant is considered confidential information. Participant hereby covenants and agrees not to disclose the award of Units pursuant to this Agreement to any other person except (i) Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement and the Plan as it relates to this award or under applicable law, and (iii) to the extent the terms of this Agreement have been publicly disclosed by the Company.
     (b) The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the award or payments in respect of any Units or the issuance of Common Stock. Alternatively, the Participant may irrevocably elect, in such manner and at such time or times prior to any applicable tax date, as may be permitted by the Committee, to have the Company withhold and reacquire Units or Common Stock to satisfy any withholding obligations of the Company. Any election to have Units or Common Stock so held back and reacquired shall be subject to the Committee’s approval.
     (c) The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.
     (d) Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
     (e) This Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Superior reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Units in light of Section 409A and any regulations or other guidance promulgated thereunder. Neither the Company nor the members of the Committee shall be liable for any determination or action taken or made with respect to this Agreement or the Units granted thereunder.
     (f) Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Superior at its office, 1105 Peters Road, Harvey, LA 70058, to the attention of the Secretary or at such other address as Superior may specify in writing to the Participant by a notice delivered in accordance with this Section 4(f). All notices to the Participant shall be delivered to the Participant’s address specified below or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 4(f).
     (g) Neither this Agreement nor the rights of Participant hereunder shall be transferable by the Participant during his life other than by will or pursuant to applicable laws of descent and distribution. No rights or privileges of the Participant in connection herewith shall be transferred, assigned, pledged or hypothecated by Participant or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.
     (h) Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.
     (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.
     (j) If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Superior intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
     (k) The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided herein or in the Plan or as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
     (l) Superior’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future. Superior shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement. The Participant or any successor in interest shall be and remain a general creditor of Superior in the same manner as any other creditor having a general claim for matured and unpaid compensation.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

Superior Energy Services, Inc.

By:

Name:
Title:

[Insert Name]
Participant

Address:

Schedule A
PEER GROUP COMPANIES

BJ Services Co.
Cal Dive International, Inc.
Helmerich & Payne
Oceaneering International
Oil States International, Inc.
Pride International, Inc.
RPC, Inc.
Seacor Holdings, Inc.
Smith International Inc.
Tetra Technologies, Inc.
Weatherford International Inc.
W-H Energy Services, Inc.
     If any peer group company’s Relative ROIC or Relative TSR shall cease to be publicly available (due to a business combination, receivership, bankruptcy or other event) or if any such company is no longer publicly held, the Committee shall exclude that company from the peer group and, in its sole discretion, substitute another comparable company.

A-1